Oppenheimer Variable Account Funds
NSAR Exhibit – Item 77Q1(a):

Copies of any material amendments to the registrant’s charter or bylaws

(a)  The Nineteenth Amended and Restated Declaration of Trust, dated April 29, 2011, as filed with the Commission with the Registration Statement filed on April 27, 2011 (Accession No. 0000728889-11-000592), is hereby incorporated by reference as part of the response to Item 77Q1(a) of Registrant's Form N−SAR.